AMENDMENT TO ASSET PURCHASE AND CONTRIBUTION AGREEMENT

This AMENDMENT (this “Amendment”), dated as of October 1, 2012, is entered into by and among Alaska Communications Systems Group, Inc., a Delaware corporation (“ACS”), ACS Wireless, Inc., an Alaska corporation (“ACS Member”), General Communication, Inc., an Alaska corporation (“GCI”), GCI Wireless Holdings, LLC, an Alaska limited liability company (the “GCI Member”), and The Alaska Wireless Network, LLC, a Delaware limited liability company (the “Company”). Each of ACS, ACS Member, GCI, GCI Member and the Company are referred to individually herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties have entered into that certain Asset Purchase and Contribution Agreement (the “Agreement”), dated as of June 4, 2012; capitalized terms used in this Amendment, but not defined herein, shall have the meanings given to such terms in the Agreement;

WHEREAS, pursuant to Section 9.1 of the Agreement, the Agreement automatically terminates on the date that is 120 days after the date of the Agreement, if (i) the Closing has not occurred and (ii) all of the 120 Day Consents have not been obtained;

WHEREAS, as of the date hereof the Closing has not occurred and not all of the 120 Day Consents have been obtained; and

WHEREAS, the Parties desire to amend Section 9.1 of the Agreement on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises, covenants and warranties made in this Amendment and of the mutual benefits to be derived therefrom, the Parties agree as follows:

SECTION 1. Amendments to Agreement.

(a) From and after the date of this Amendment, the first sentence of Section 9.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement shall automatically terminate on (i) November 2, 2012, if the Closing has not occurred and the Consent required by Item 1 under the heading “120 Day Consent” on Schedule 4.5A has not been obtained or (ii) January 31, 2013, if the Closing has not occurred and the Consent required by Item 2 under the heading “120 Day Consent” on Schedule 4.5A has not been obtained.”

(b) From and after the date of this Amendment, Section 9.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“By either Parent if on and after the 121st day after the date of this Agreement, the non-terminating Parent or any of its Affiliates has failed to maintain in full force and effect any of its non-regulatory Material Consents (other than the Consent required by Item 1 under the heading “Material Contracts” on Schedule 4.5B) that it or any of its Affiliates has obtained; provided, however, that a Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if (i) the failure of the other Parent or any of its Affiliates to maintain in full force and effect such Material Consent results from a material breach by such terminating Parent or any of its Affiliates of any of their representations, warranties, covenants or agreements contained herein or in any Ancillary Agreement or (ii) the Parent seeking to terminate has failed to maintain in full force and effect all of its non-regulatory Material Consents or 120 Day Consents;”

(c) The following shall be added to the end of the definition of “Assumed Contracts” in Section 1.1 of the Agreement:

“; provided, however, that the Contract set forth in Item 74 of Schedule 4.2B shall not be an Assumed Contract.”

SECTION 2. Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, and all of which counterparts together shall constitute one and the same fully executed instrument.

SECTION 3. Governing Law. This Amendment shall be governed, construed, and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereunder.

SECTION 4. No Other Amendment. Except as amended by the terms and provisions of this Amendment, there are no other supplements or amendments to the Agreement, and the Agreement shall continue in full force and effect as amended by this Amendment. From and after the date hereof, references to the Agreement shall be deemed to refer to the Agreement, as amended by this Amendment.

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IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

By: /s/ Anand Vadapalli
Name: Anand Vadapalli
Title: President and CEO

ACS WIRELESS, INC.

By:/s/ Anand Vadapalli
Name: Anand Vadapalli
Title: President and CEO

GENERAL COMMUNICATION, INC.

By: /s/ William L. Behnke
Name: William L. Behnke
Title: Senior Vice President

GCI WIRELESS HOLDINGS, LLC

By:/s/ William L. Behnke
Name: William L. Behnke
Title: Senior Vice President

THE ALASKA WIRELESS NETWORK, LLC

By: GCI Wireless Holdings, LLC, its manager

By: /s/ William L. Behnke
Name: William L. Behnke
Title: Senior Vice President